DIMON Incorporated
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EXHIBIT 99.1

DIMON Incorporated Tel: 434 792 7511 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681
NEWS RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952
May 30, 2003

DIMON Announces Successful Refinancing Transaction Issues $125 Million of Ten-Year 7 3/4% Senior Notes Will Retire $125 Million of 8 7/8% Senior Notes Due 2006

Danville, VA – DIMON Incorporated (NYSE: DMN) today announced the successful issuance of $125 million of 7 3/4% Senior Notes due 2013.  The Company has also issued a redemption notice for all $125 million of its outstanding 8 7/8% Senior Notes due 2006, which will be retired with the proceeds from the new Notes.  Simultaneous with the completion of the Senior Note issuance, DIMON entered into an agreement to swap the entire $125 million notional amount to a floating interest rate based on LIBOR plus 3.69%, to be set six months in arrears.

Brian J. Harker, Chairman and Chief Executive Officer, stated, “In addition to providing substantial ongoing interest expense savings, this very successful refinancing enhances our long-term financial flexibility by extending the average maturity of DIMON’s debt portfolio from 5.9 to 8.0 years.”

The Company noted that although the redemption premium and other charges associated with the refinancing will reduce its expected fiscal year 2003 earnings by about $0.02 per basic share, the refinancing is expected to add $0.03 per basic share to its earnings for each of the fiscal years 2004 through 2006.  The Company’s previously stated earnings guidance for fiscal year 2003 remains otherwise unchanged.

The Senior Notes sold have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for the Company’s tobacco products, and the impact of regulation and litigation on the Company’s customers.  A further list and description of these risks, uncertainties and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and other filings with the Securities and Exchange Commission.

DIMON Incorporated is the world’s second largest dealer of leaf tobacco with operations in more than 30 countries. For more information on DIMON, visit the Company’s website at www.dimon.com.

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